Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

Citigroup Funding Inc.
Index-Linked Notes based upon the S&P 500 Index
Summary of Final Terms and Conditions
February 13, 2008

This document represents a summary of the final terms and conditions of the Index-Linked Notes. It is important for you to consider information contained in this document together with the risk factors and other information contained in the related Pricing Supplement dated February 13, 2008 and the accompanying Prospectus Supplement and Prospectus.

Issuer:	Citigroup Funding Inc. (“CFI”).

Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup guarantee; however, because the Index-Linked Notes are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest.

Offerings:	Index-Linked Notes based upon the S&P 500 Index.

Dealer:	Citigroup Global Markets Inc.

Pricing Date:	February 13, 2008

Issue Date:	February 21, 2008.

Valuation Date:	February 16, 2010.

Maturity Date:	February 23, 2010.

Units Issued:	2,000.

Issue Price:	100%.

Principal Amount:	USD 2,000,000.00.

Underlying Index:	S&P 500 Index.

Currency:	USD.

Coupon:	None.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
Index-Linked Notes based upon the S&P 500 Index
Summary of Final Terms and Conditions
February 13, 2008

Principal Protection:	None. The amount you will receive at maturity on the Index-Linked Notes will depend on the value of the Underlying Index during the term of the Index-Linked Notes. If, at any time during the term of the Index-Linked Notes (including intra-day), the value of the Underlying Index declines from the Starting Value by the predetermined percentage or more, and the value of the Underlying Index at maturity is less than the Starting Value, the amount you receive at maturity will be less than your initial investment in the Index-Linked Notes and could be zero.

Starting Value:	1367.21.

Ending Value:	The closing level of the Underlying Index on the Valuation Date.

Index Return:	The Index Return will be computed as follows: Ending Value — Starting Value Starting Value

Upside Participation Rate:	190.00%.

Payment on Maturity Date:	At maturity for each $1,000.00 Index-Linked Notes a holder will receive $1,000 plus the Index Return Amount, which could be negative.

Downside Trigger Value:	957.05, approximately 70% of the Starting Value.

Index Return Amount:

If the Index Return is positive, the Index Return Amount will equal:

$1,000 × Index Return × Upside Participation Rate, provided that the payment at maturity cannot be greater than $1285.00 (or a maximum return of 28.50%) per each note.

If the Index Return is zero, the Index Return Amount will be zero and the maturity payment for the relevant series of Index-Linked Notes will be $1,000 per Index-Linked Note.

If the Index Return is negative and

•   the value of the applicable Underlying Index has decreased by approximately 30% or more (to a level less than or equal to the

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.

Citigroup Funding Inc.
Index-Linked Notes based upon the S&P 500 Index
Summary of Final Terms and Conditions
February 13, 2008

“Downside Trigger Value”) at any time on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), the Index Return Amount will equal:

$1,000 × Index Return

Thus, in such case, the Index Return Amount will be negative and the maturity payment for the relevant series of Index-Linked Notes will be less than $1,000 per Index-Linked Note and could be zero.

•  the value of the applicable Underlying Index has not decreased by approximately 30% or more (to a level less than or equal to the “Downside Trigger Value”) at any time on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day), then the Index Return Amount will be zero and the maturity payment will be $1,000 per Index-Linked Note.

Listing:	None.

Secondary Market:	There is currently no secondary market for the Index-Linked Notes. The Dealer currently intends but is not obligated, to make a market in the Index-Linked Notes. Even if a secondary market develops, it may not be liquid and may not continue for the term of the Index-Linked Notes.

Calculation Agent:	Citigroup Global Markets Inc.

Business Days:	New York.

Settlement:	DTC / Euroclear / Clearstream.

Selling Concession:	1.50%.

CUSIP:	1730T0FH7.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.